Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal Year-End and Fourth

Quarter 2022 Financial Results

NEW YORK, May 4, 2022 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2022 fiscal year-end and fourth quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the year ended and as of February 28, 2022	For the year ended and as of February 28, 2021	For the year ended and as of February 29, 2020
	($ thousands except per share)
AUM	817,567	554,313	485,632
NAV	355,781	304,186	304,287
NAV per share	29.33	27.25	27.13
Investment Income	70,741	57,650	58,448
Net Investment Income per share	1.74	2.07	1.59
Adjusted Net Investment Income per share	2.24	2.02	2.49
Earnings per share	3.99	1.32	5.98
Dividends per share (record date)	1.92	1.23	2.21
Return on Equity – last twelve months	13.9%	5.0%	23.6%
Originations	458,075	202,261	204,643
Repayments*	226,931	130,259	167,253

*	Includes $42.9 million net realized gain for the year ended February 29, 2020

	For the three months ended and as of February 28, 2022	For the three months ended and as of November 30, 2021	For the three months ended and as of February 28, 2021
	($ in thousands except per share)
AUM	817,567	661,793	554,313
NAV	355,781	324,602	304,186
NAV per share	29.33	29.17	27.25
Investment Income	18,981	16,502	16,215
Net Investment Income per share	0.48	0.45	0.38
Adjusted Net Investment Income per share	0.53	0.53	0.52
Earnings per share	0.70	0.73	0.83
Dividends per share (declared)	0.53	0.53	0.43
Return on Equity – last twelve months	13.9%	14.6%	5.0%
– annualized quarter	9.6%	10.0%	12.3%
Originations	164,320	58,572	80,233
Repayments	10,694	66,450	79,330

“Our fiscal 2022 year represents twelve months of performance that continues to demonstrate the resilience and strength of Saratoga and our portfolio companies, while continuing to grow our asset base in high quality credits. For the fourth quarter in a row, our NAV per share of $29.33 has reached an historic high, and we continue to believe Saratoga is well positioned for potential future economic opportunities and challenges,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment. “Our annual results continue to highlight the strength of our financial position and portfolio performance. These annual metrics include LTM return on equity of 13.9%, adjusted NII per share of $2.24 and NAV per share annual growth of $2.08 per share, or 8%. This quarter NAV per share grew by $0.16 per share, or a 1% increase, reflecting the seventeenth quarterly growth in the past nineteen quarters. Adjusted NII per share for the recent fourth quarter was $0.53, unchanged from last quarter and net of a $0.02 per share dilution from our recent third and fourth quarter ATM equity share issuances. Market activity continues to be extremely robust and we continue to believe that balance sheet and liquidity strength, and NAV preservation, remains paramount both for our BDC and our portfolio companies, especially in this rising rate environment. Our current capital structure at quarter-end was strong, with $356 million of equity supporting $313 million of long-term and covenant-free non-SBIC debt, $185 million of long-term covenant free SBIC debentures and $12.5 million of long-term revolving borrowings. During this past quarter, we closed on an institutional bond offering of $75.0 million of 4.35% notes due 2027 and just last week we closed on a public baby bond offering of $87.5 million of 6.0% notes due 2027, both of which have further strengthened the capital base at our disposal. Our quarter-end regulatory leverage of 209% provides substantial cushion above our 150% requirement, and in addition to the $37.5 million we have available through our revolving credit facility, on a pro forma basis including last week’s offering net of offering costs, we have $138 million of pro forma quarter-end cash and $76 million of available SBIC II facilities to support our existing portfolio companies and finance new opportunities. When deployed, we expect this capital to be accretive to earnings. In February, our Board of Directors decided to maintain our quarterly dividend level and declare a 53c per share dividend for the quarter ended February 28, 2022.”

“As always, our primary focus is to remain prudent and discerning in terms of originations in the robust current environment, something we focused on extensively throughout the whole year. We continue to bring new platform investments into the portfolio, with investments in three new companies added this fiscal quarter, in addition to the nineteen follow-on investments continuing the success we have with follow-ons in existing borrowers with strong business models and balance sheets. Originations in fiscal 2022 totaled $458 million invested, with $227 million of repayments. Reflecting the continued strength of our pipeline, we have seen $164 million in originations and only $11 million of repayments in our fourth quarter, with $79 million of net originations since quarter-end. Our credit quality further increased this quarter to 98.5% of credits rated in our highest category, with no credits on non-accrual. With 77% of our investments at year-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for future market conditions. We remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Year and Quarter ended February 28, 2022:

As of February 28, 2022, Saratoga Investment’s assets under management (“AUM”) was $817.6 million, an increase of 47.5% from $554.3 million as of February 28, 2021, and an increase of 23.5% from $661.8 million as of November 30, 2021. The annual increase consists of $458.1 million in originations, offset by $226.9 million of repayments and amortizations, reflecting both continued strong pace of originations as well as the high and ongoing lumpy nature of repayments. This past quarter, $164.3 million in originations was offset by repayments and amortizations of $10.7 million. In addition, during the fourth quarter the fair value of the portfolio increased by $2.9 million of net realized and unrealized gains, representing an increase of 0.4% to the overall portfolio, driven by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the year-end valuations. Saratoga Investment’s portfolio remains strong, with 77.3% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 98.5% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has a fair value that is 2.7% in excess of its cost basis. This fiscal quarter’s originations include three investments in new platforms, and nineteen follow-ons in existing portfolio companies, including drawdowns on committed facilities. Since Saratoga Investment took over the management of the BDC, $763.8 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.4%.

For the year ended February 28, 2022, total investment income of $70.7 million increased by $13.1 million, or 22.7%, when compared to $57.7 million for the year ended February 28, 2021. For the three months ended February 28, 2022, total investment income of $19.0 million increased by $2.8 million, or 17.1%, from $16.2 million as compared to the three months ended February 28, 2021. This year’s investment income was generated from an investment base that has grown by 47.5% since last year, and by 23.5% since last quarter. This asset growth was offset by lower interest rates, with the weighted average current coupon on non-CLO BDC investments decreasing from 9.6% to 8.5% year-over-year. The total investment income increase of 15.0% from $16.5 million for the quarter ended November 30, 2021 primarily reflects the partial quarter impact of the growing asset base during this quarter.

As compared to the year and quarter ended February 28, 2021, adjusted net investment income for the year increased $3.1 million, or 13.9%, from $22.6 million to $25.7 million, and for the quarter increased $0.5 million, or 9.9%, from $5.8 million to $6.4 million. The increases in investment income was offset by (i) increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and quarter and (ii) increased base and incentive management fees generated from the management of this larger pool of investments. As compared to the three months ended November 30, 2021, adjusted net investment income for the quarter increased $0.3 million, or 4.3%, from $6.1 million last quarter, primarily due to the changes in investment income noted above.

Total expenses for fiscal year 2022, excluding interest and debt financing expenses, base management fees and incentive fees and income and excise taxes, increased from $6.3 million to $6.6 million as compared to fiscal year 2021. This represented 0.9% of average total assets on an annualized basis, down from 1.1% last year. For the quarters ended February 28, 2022 and February 28, 2021, these expenses remained unchanged at $1.8 million.

Net investment income on a weighted average per share basis was $1.74 and $0.48 for the year and quarter ended February 28, 2022. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $2.24 and $0.53, respectively. This compares to adjusted net investment income per share of $2.02 and $0.52 for the year and quarter ended February 28, 2021, respectively, and $0.53 for the quarter ended November 30, 2021. The weighted average common shares outstanding increased from 11.2 million to 11.5 million for the years ended February 28, 2021 and February 28, 2022, respectively, increased from 11.2 million to 12.0 million for the quarters ended February 28, 2021 and February 28, 2022, respectively, and from 11.5 million for the quarter ended November 30, 2021.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 6.1% and 6.6% for the year and quarter ended February 28, 2022, respectively. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 7.8% and 7.3%, respectively. In comparison, adjusted Net Investment Income Yield was 7.6% and 7.7% for the year and quarter ended February 28, 2021, respectively, and 7.3% for the quarter ended November 30, 2021.

Net Asset Value (“NAV”) was $355.8 million as of February 28, 2022, an increase of $51.6 million from $304.2 million as of February 28, 2021, and an increase of $13.2 million from $342.6 million as of November 30, 2021.

●	For the three months ended February 28, 2022, $5.8 million of net investment income, $0.1 million in net realized gains from investments, and $2.9 million of net unrealized appreciation on investments were earned, offset by $0.2 million provision for deferred taxes on unrealized appreciation on investments, $0.1 million realized losses on extinguishment of debt and $6.4 million of dividends declared. In addition, $1.1 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), and $11.5 million of shares were issued under the Company’s equity ATM program, offset by $1.3 million of shares repurchased.

●	During the quarter ended February 28, 2022, the Company repurchased 50,000 shares at an average price of $25.86, and issued 392,826 shares at an average price of $29.31.

NAV per share was $29.33 as of February 28, 2022, compared to $27.25 as of February 28, 2021, and $29.17 as of November 30, 2021.

●	For the three months ended February 28, 2022, NAV per share increased by $0.16 per share, reflecting the $0.48 per share net investment income and $0.24 per share net realized gains and unrealized appreciation on investments, offset by the $0.02 per share net change in income and deferred taxes on realized gains and unrealized appreciation, the $0.53 per share third quarter dividend paid out this quarter and $0.01 per share in realized losses on the extinguishment of the Madison credit facility. There was zero accretion or dilution from the share repurchases, DRIP and ATM offering plan.

●	This is the highest level of NAV per share since Saratoga took over the management of the Company, and reflects the seventeenth increase in NAV per share over the past nineteen quarters.

Return on equity for the last twelve months ended February 2022, was 13.9%, up from 5.0% for the comparable period last year.

Earnings per share for the year and quarter ended February 28, 2022, was $3.99 and $0.70, respectively, compared to $1.32 and $0.83 for the same periods ended February 28, 2021, and $0.73 for the quarter ended November 30, 2021.

Investment portfolio activity for the year ended February 28, 2022:

●	Cost of investments made during the period: $458.1 million, including investments in eleven new portfolio companies.

●	Principal repayments during the period: $226.9 million, including ten repayments of existing investments, plus amortization.

Investment portfolio activity for the quarter ended February 28, 2022:

●	Cost of investments made during the period: $164.3 million, including investments in three new portfolio companies.

●	Principal repayments during the period: $10.7 million, including one repayment of an existing investment, plus amortization.

Additional Financial Information

For the fiscal quarter ended February 28, 2022, Saratoga Investment reported net investment income of $5.8 million, or $0.48 on a weighted average per share basis, net realized and unrealized gains on investments of $2.7 million, or $0.23 on a weighted average per share basis, and $0.1 million realized losses on extinguishment of debt, or $0.01 on a weighted average per share basis, resulting in a net increase in net assets from operations of $8.4 million, or $0.70 on a weighted average per share basis. The $2.7 million net gain on investments was comprised of $0.1 million in net realized gains on investments and $2.9 million in net unrealized appreciation on investments, offset by $0.2 million of deferred tax benefit on unrealized appreciation on investments.

The $0.1 million net realized gain on investments comprises an escrow payment. The $2.9 million net unrealized appreciation primarily reflects (i) the $1.9 million unrealized appreciation on the Company’s PDDS preferred stock investment, (ii) the $1.0 million unrealized appreciation on the Company’s Artemis Wax preferred equity investment, (iii) the $0.8 million unrealized appreciation on the Company’s Netreo investment and (iv) the $1.0 million unrealized appreciation on the Company’s Destiny equity investment, partially offset by the $1.6 million and $1.1 million unrealized depreciation on the Company’s CLO and JV equity investments, respectively, reflecting the volatility in the broadly syndicated loan market as of the end of year-end. In addition, there were numerous other net appreciations across the overall portfolio, resulting in the non-CLO portfolio total value increasing by 0.7% during the quarter.

This is compared to the fiscal quarter ended February 28, 2021, with net investment income of $4.3 million, or $0.38 on a weighted average per share basis, net realized and unrealized gain on investments of $5.1 million, or $0.46 on a weighted average per share basis, and realized loss on extinguishment of debt of $0.1 million, or $0.01 on a weighted average per share basis, resulting in a net increase in net assets from operations of $9.3 million, or $0.83 on a weighted average per share basis.

For the fiscal year ended February 28, 2022, Saratoga Investment reported net investment income of $19.9 million, or $1.74 on a weighted average per share basis, a net realized and unrealized gain on investments of $28.2 million, or $2.46 on a weighted average per share basis, and a realized loss on extinguishment of debt of $2.4 million, or $0.21 on a weighted average per share basis, resulting in a net increase in net assets from operations of $45.7 million, or $3.99 on a weighted average per share basis. This compared to the fiscal year ended February 28, 2021, with net investment income of $23.1 million, or $2.07 on a weighted average per share basis, a net loss on investments of $8.2 million, or $0.73 on a weighted average per share basis, and a realized loss on extinguishment of $0.1 million, or $0.01 on a weighted average share basis, resulting in a net increase in net assets from operations of $14.8 million, or $1.32 on a weighted average per share basis.

Portfolio and Investment Activity

As of February, 28, 2022, the fair value of Saratoga Investment’s portfolio was $817.6 million (excluding $52.9 million in cash and cash equivalents), principally invested in 45 portfolio companies and one collateralized loan obligation fund (“CLO”) and one joint venture fund (“JV”). The overall portfolio composition consisted of 77.3% of first lien term loans, 5.4% of second lien term loans, 1.9% of unsecured term loans, 4.7% of subordinated notes in a CLO and 10.7% of common equity.

For the fiscal year ended February 28, 2022, Saratoga Investment invested $458.1 million in eleven new portfolio companies with 53 follow-on investments in existing portfolio companies and had $226.9 million in aggregate amount of ten exits and repayments, including realized gains, resulting in net originations of $231.2 million for the year. For the fiscal quarter ended February 28, 2022, Saratoga Investment invested $164.3 million in three new portfolio companies with 19 follow-ons in existing portfolio companies and had $10.7 million in aggregate amount of one exit and repayments, including realized gains, resulting in net investments of $153.6 million for the quarter.

As of February 28, 2022, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 7.7%, which was comprised of a weighted average current yield of 8.3% on first lien term loans, 11.1% on second lien term loans, 9.7% on unsecured term loans, 10.5% on CLO subordinated notes and 0.0% on equity interests.

Portfolio Update:

Subsequent to quarter-end, Saratoga Investment has executed approximately $84.5 million of new originations in two new portfolio companies and seven follow-ons, and had repayments of approximately $5.1 million in one exit, for a net increase in investments of $79.4 million.

Liquidity and Capital Resources

On January 19, 2022, Saratoga Investment closed a public offering of $75.0 million aggregate principal amount of its 4.35% notes due 2027 (the “Notes”), which resulted in net proceeds to the Company of approximately $72.8 million, based on a public offering price of 99.317% of par, after deducting the underwriting discount and the estimated offering expenses payable by the Company. This results in the Notes having a yield-to-maturity of approximately 4.50%.

As of February 28, 2022, Saratoga Investment had $12.5 million in outstanding borrowings under its $50 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $86.0 million SBA debentures in its SBIC I license outstanding, $99.0 million in SBA debentures in its SBIC II license outstanding, $43.1 million of listed baby bonds issued, an unsecured unlisted $250.0 million institutional bond issuance, and three unlisted issuances of $20.0 million in total, and an aggregate of $52.9 million in cash and cash equivalents.

With $37.5 million available under the credit facility and the $52.9 million of cash and cash equivalents as of February 28, 2022, Saratoga Investment has a total of $90.4 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $76.0 million in undrawn SBA debentures from the most recently approved SBIC II license to finance new SBIC-eligible portfolio companies and support existing SBIC II investments. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II funding. As of quarter-end, Saratoga Investment had $29.4 million of committed undrawn lending commitments and $59.0 million of discretionary funding commitments.

On April 27, 2022, the Company issued $87.5 million in aggregate principal amount of 6.00% fixed-rate notes due 2027 (the “6.00% 2027 Notes”) for net proceeds of $84.5 million after deducting underwriting commissions of $2.7 million and offering costs of approximately $0.3 million.  The issuance included the underwriters’ option to purchase an additional $12.5 million aggregate principal amount of 6.00% 2027 Notes within 30 days. The 6.00% 2027 Notes will be listed on the NYSE under the trading symbol “SAT” with a par value of $25.00 per share.  Interest on the 6.00% 2027 Notes is paid quarterly in arrears on February 28, May 31, August 31 and November 30, at a rate of 6.00% per year, beginning August 31, 2022. The 6.00% 2027 Notes mature on April 30, 2027 and commencing April 27, 2024, may be redeemed in whole or in part at any time or from time to time at our option. The net proceeds from the offering will be used for general corporate purposes in accordance with our investment objective and strategies. The Company may use the net proceeds from this offering to redeem all of the outstanding 7.25% fixed-rate notes due 2025, which are callable by the Company commencing June 24, 2022. This liquidity is accretive to the Saratoga Investment year-end available liquidity.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. As of February 28, 2022, the Company sold 4,840,361 shares for gross proceeds of $123.9 million at an average price of $25.61 for aggregate net proceeds of $122.4 million (net of transaction costs). During the three months ended February 28, 2022, the Company sold 392,926 shares for gross proceeds of $11.5 million at an average price of $29.31 for aggregate net proceeds of $11.4 million (net of transaction cost). During the year ended February 28, 2022, the Company sold 918,343 shares for gross proceeds of $26.8 million at an average price of $29.22 for aggregate net proceeds of $26.6 million (net of transaction cost).

Dividend

On February 24, 2022, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.53 per share for the fiscal quarter ended February 28, 2022, paid on March 28, 2022, to all stockholders of record at the close of business on March 14, 2022.

In fiscal year 2022, the Company also declared a quarterly dividend of $0.43 per share for the fiscal quarter ended February 28, 2021, $0.44 per share for the fiscal quarter ended May 31, 2021, $0.52 per share for the fiscal quarter ended August 31, 2021, and $0.53 per share for the fiscal quarter ended November 30, 2021.

In fiscal year 2021, the Company declared quarterly dividends of $0.42 per share for the quarter ended November 30, 2020, $0.41 per share for the quarter ended August 31, 2020 and $0.40 per share for the quarter ended May 31, 2020, for total dividends in fiscal year 2021 of $1.23 per share. Total dividends declared for the fiscal year ended February 29, 2020 was $2.21 per share.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018 through 2022, this share repurchase plan was extended for another year at the same level of approval, currently through January 15, 2023. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock. As of February 28, 2022, the Company purchased 508,435 shares of common stock, at the average price of $19.35 for approximately $9.8 million pursuant to the Share Repurchase Plan. During the three months ended February 28, 2022 the Company purchased 50,00 shares of common stock, at the average price $25.86 for approximately $1.3 million pursuant to the Share Repurchase Plan. During the year ended February 28, 2022 the Company purchased 99,623 shares of common stock, at the average price $25.55 for approximately $2.5 million pursuant to the Share Repurchase Plan.

2022 Fiscal Year and Fourth Quarter Conference Call/Webcast Information

When:	Thursday, May 5, 2022 1:00 p.m. Eastern Time (ET)

How:	Call: Interested parties may participate by dialing (877) 312-9208 (U.S. and Canada) or (678) 224-7872 (outside U.S. and Canada).

A replay of the call will be available from 4:00 p.m. ET on Thursday, May 5, 2022 through 4:00 p.m. ET on Thursday, May 12, 2022 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (outside U.S. and Canada), passcode for both replay numbers: 3259435.

Webcast: Interested parties may access a simultaneous webcast of the call and find the FY and Q4 2022 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, http://ir.saratogainvestmentcorp.com/events-presentations

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $650 million collateralized loan obligation (“CLO”) fund and a joint venture (“JV”) fund. It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, and 87.5% of both the unsecured loans and membership interests of the JV. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic’s impact on the U.S. and global economy, as well as those described from time-to-time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	February 28, 2022	February 28, 2021

ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $654,965,044 and $471,328,212, respectively)	$668,358,516	$469,946,494
Affiliate investments (amortized cost of $46,224,927 and $17,331,707, respectively)	48,234,124	19,367,740
Control investments (amortized cost of $95,058,356 and $61,353,761, respectively)	100,974,715	64,998,481
Total investments at fair value (amortized cost of $796,248,327 and $550,013,680, respectively)	817,567,355	554,312,715
Cash and cash equivalents	47,257,801	18,828,047
Cash and cash equivalents, reserve accounts	5,612,541	11,087,027
Interest receivable (net of reserve of $0 and $1,152,086, respectively)	5,093,561	4,223,630
Due from affiliate	90,968	2,719,000
Management fee receivable	362,549	34,644
Other assets	254,980	947,315
Total assets	$876,239,755	$592,152,378

LIABILITIES
Revolving credit facility	$12,500,000	$-
Deferred debt financing costs, revolving credit facility	(1,191,115)	(639,982)
SBA debentures payable	185,000,000	158,000,000
Deferred debt financing costs, SBA debentures payable	(4,344,983)	(2,642,622)
6.25% Notes Payable 2025	-	60,000,000
Deferred debt financing costs, 6.25% notes payable 2025	-	(1,675,064)
7.25% Notes Payable 2025	43,125,000	43,125,000
Deferred debt financing costs, 7.25% notes payable 2025	(1,078,201)	(1,401,307)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(184,375)	(239,222)
4.375% Notes Payable 2026	175,000,000	-
Premium on 4.375% notes payable 2026	1,086,013	-
Deferred debt financing costs, 4.375% notes payable 2026	(3,395,435)	-
4.35% Notes Payable 2027	75,000,000	-
Discount on 4.35% notes payable 2027	(499,263)	-
Deferred debt financing costs, 4.35% notes payable 2027	(1,722,908)	-
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(416,253)	(476,820)
Base management and incentive fees payable	12,947,025	6,556,674
Deferred tax liability	1,249,015	1,922,664
Accounts payable and accrued expenses	799,058	1,750,266
Current income tax payable	2,820,036	-
Interest and debt fees payable	2,801,621	2,645,784
Directors fees payable	70,000	70,500
Due to manager	263,814	279,065
Excise tax payable	630,183	691,672
Total liabilities	520,459,232	287,966,608

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 12,131,350 and 11,161,416 common shares issued and outstanding, respectively	12,131	11,161
Capital in excess of par value	328,062,246	304,874,957
Total distributable earnings (deficit)	27,706,146	(700,348)
Total net assets	355,780,523	304,185,770
Total liabilities and net assets	$876,239,755	$592,152,378
NET ASSET VALUE PER SHARE	$29.33	$27.25

Asset Coverage Ratio	209.3%	347.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the three months ended
	February 28, 2022	February 28, 2021
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$12,681,863	$11,036,031
Affiliate investments	975,504	451,423
Control investments	1,729,509	1,811,065
Payment-in-kind interest income:
Non-control/Non-affiliate investments	147,876	1,126,193
Affiliate investments	-	29,052
Control investments	28,788	45,209
Total interest from investments	15,563,540	14,498,973
Interest from cash and cash equivalents	1,023	433
Management fee income	813,998	623,801
Dividend Income*	330,672	145,246
Structuring and advisory fee income	1,385,022	358,745
Other income*	886,456	587,583
Total investment income	18,980,711	16,214,781

OPERATING EXPENSES
Interest and debt financing expenses	5,512,697	4,135,008
Base management fees	3,217,048	2,404,351
Incentive management fees expense	2,095,881	2,937,132
Professional fees	514,758	448,522
Administrator expenses	750,000	693,750
Insurance	90,636	83,066
Directors fees and expenses	70,000	95,000
General & administrative	360,329	464,921
Income tax expense (benefit)	(57,731)	(27,637)
Excise tax expense (credit)	630,183	691,672
Total operating expenses	13,183,801	11,925,785
NET INVESTMENT INCOME	5,796,910	4,288,996

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	69,664	-
Affiliate investments	-	(8,726,013)
Control investments	-	-
Net realized gain (loss) from investments	69,664	(8,726,013)
Income tax (provision) benefit from realized gain on investments	9,612	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	3,182,153	5,654,556
Affiliate investments	1,641,850	8,970,702
Control investments	(1,950,511)	(287,799)
Net change in unrealized appreciation on investments	2,873,492	14,337,459
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(226,702)	(515,796)
Net realized and unrealized gain on investments	2,726,066	5,095,650
Realized losses on extinguishment of debt	(118,147)	(128,617)
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$8,404,829	$9,256,029

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.70	$0.83
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,039,885	11,159,010

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the year ended
	February 28, 2022	February 28, 2021	February 28, 2020
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$46,369,544	$41,621,899	$36,252,113
Affiliate investments	3,308,471	1,656,263	1,230,578
Control investments	7,345,691	5,848,980	6,175,120
Payment-in-kind interest income:
Non-control/Non-affiliate investments	1,150,695	2,251,499	816,041
Affiliate investments	-	172,626	167,836
Control investments	327,171	162,658	3,405,307
Total interest from investments	58,501,572	51,713,925	48,046,995
Interest from cash and cash equivalents	3,584	14,609	536,053
Management fee income	3,262,591	2,507,626	2,503,804
Dividend Income*	1,925,791	158,045	215,893
Structuring and advisory fee income	4,307,647	2,157,405	5,286,475
Other income*	2,739,372	1,098,646	1,858,971
Total investment income	70,740,557	57,650,256	58,448,191

OPERATING EXPENSES
Interest and debt financing expenses	19,880,693	13,587,201	14,682,611
Base management fees	11,901,729	9,098,495	8,098,995
Incentive management fees expense	11,794,208	4,903,499	14,163,776
Professional fees	1,378,134	1,705,942	1,684,089
Administrator expenses	2,906,250	2,545,833	2,131,250
Insurance	348,671	285,529	259,981
Directors fees and expenses	335,596	290,000	277,500
General & administrative	1,661,932	1,428,293	1,326,457
Income tax expense (benefit)	(39,649)	667	961,995
Excise tax expense (credit)	630,183	691,672	-
Total operating expenses	50,797,747	34,537,131	43,586,654
NET INVESTMENT INCOME	19,942,810	23,113,125	14,861,537

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	6,209,737	22,207	11,651,990
Affiliate investments	7,328,457	(8,726,013)	-
Control investments	(139,867)	-	31,225,165
Net realized gain (loss) from investments	13,398,327	(8,703,806)	42,877,155
Income tax (provision) benefit from realized gain on investments	(2,886,444)	(3,895,354)	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	14,775,190	(3,817,921)	3,060,964
Affiliate investments	(26,836)	7,549,096	1,538,572
Control investments	2,271,639	1,235,147	(5,370,450)
Net change in unrealized appreciation (depreciation) on investments	17,019,993	4,966,322	(770,914)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	694,908	(574,634)	354,349
Net realized and unrealized gain (loss) on investments	28,226,784	(8,207,472)	42,460,590
Realized losses on extinguishment of debt	(2,434,410)	(128,617)	(1,583,266)
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$45,735,184	$14,777,036	$55,738,861

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$3.99	$1.32	$5.98
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,456,631	11,188,629	9,319,192

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income also excludes the interest expense and amortization of deferred financing costs related to the 2025 notes during the call notice period while the 2026 notes were already issued and outstanding. Both these expenses are directly attributable to the issuance of the 2026 notes and the subsequent repayment of the 2025 notes, and are deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the years ended February 28, 2022, February 28, 2021 and February 29, 2020, and the quarters ended February 28, 2022 and February 28, 2021.

	For the Years Ended
	February 28, 2022	February 28, 2021	February 29, 2020

Net Investment Income	$19,942,810	$23,113,125	$14,861,537
Changes in accrued capital gains incentive fee expense/ reversal	5,485,024	(543,735)	8,359,207
Interest expense on 2025 Notes during call period	274,439	-	-
Adjusted net investment income	25,702,273	22,569,390	23,220,744

Net investment income yield	6.1%	7.8%	6.3%
Changes in accrued capital gains incentive fee expense/ reversal	1.6%	(0.2)%	3.6%
Interest expense on 2025 Notes during call period	0.1%	-	-
Adjusted net investment income yield (1)	7.8%	7.6%	9.9%

Net investment income per share	$1.74	$2.07	$1.59
Changes in accrued capital gains incentive fee expense/ reversal	0.48	(0.05)	0.90
Interest expense on 2025 Notes during call period	0.02	-	-
Adjusted net investment income per share (2)	$2.24	$2.02	$2.49

(1)	Adjusted net investment income is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Quarters Ended
	February 28, 2022	February 28, 2021

Net Investment Income	$5,796,910	$4,288,966
Changes in accrued capital gains incentive fee expense/ reversal	557,432	1,491,312
Adjusted net investment income	6,354,342	5,780,309

Net investment income yield	6.6%	5.7%
Changes in accrued capital gains incentive fee expense/ reversal	0.7%	2.0%
Adjusted net investment income yield (1)	7.3%	7.7%

Net investment income per share	$0.48	$0.38
Changes in accrued capital gains incentive fee expense/ reversal	0.05	0.14
Adjusted net investment income per share (2)	$0.53	$0.52

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.